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                                                                     EXHIBIT 2.3


                    INSTRUMENT OF JOINDER TO MERGER AGREEMENT


         In accordance with, and subject to the terms and conditions of, the Agreement and Plan of Merger, dated March 24, 2005, by and among Adventure Holdings S.A., a corporation organized under the laws of the Republic of the Marshall Islands, V Capital S.A., a corporation organized under the laws of the Republic of the Marshall Islands, G. Bros S.A., a corporation organized under the laws of the Republic of the Marshall Islands, George D. Gourdomichalis, Efstathios D. Gourdomichalis and Ion G. Varouxakis and Trinity Partners Acquisition Company Inc. (the "Merger Agreement"), the undersigned, N.Y. Holdings S.A., a corporation organized under the laws of the Republic of the Marshall Islands, hereby consents to and agrees to be bound by the representations and warranties, covenants, agreements and all other obligations applicable to an Adventure Shareholder (as defined in the Merger Agreement) in the Merger Agreement and shall be an Adventure Shareholder for all purposes under the Merger Agreement.

                                       N.Y. Holdings S.A.


Dated: 30 May 2005                     By:/s/ Efstathios D. Gourdomichalis
      -------------                       --------------------------------
                                          Name: Efstathios D. Gourdomichalis
                                          Title: President